Exhibit 10.1

                                MERGER AGREEMENT

                                  BY AND AMONG

                   CHAMELEON COMMUNICATIONS TECHNOLOGY, INC.,

                              SECURED MOBILE, INC.,

                             SECURED SERVICES, INC.

                                       AND

                     SECURED MOBILE, INC., AS PAYING AGENT.





                               DATED JUNE __, 2005





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                                MERGER AGREEMENT

         THIS MERGER AGREEMENT (the "AGREEMENT") is made and entered into this __th day of June __, 2005 among SECURED SERVICES, INC., a Delaware corporation ("BUYER"); Secured Mobile, Inc., a Delaware Corporation and wholly owned Subsidiary of Buyer ("TRANSITORY SUBSIDIARY"); Chameleon Communications Technology, Inc., a Delaware corporation ("CHAMELEON" or "TARGET") and, with respect to ss.2(f) and ss.8 only, Transitory Subsidiary as Paying Agent (the "PAYING AGENT"). Buyer, Transitory Subsidiary and Chameleon are referred to collectively herein as the "PARTIES."

                                    RECITALS

         This Agreement contemplates a transaction in which Buyer will acquire all of Chameleon's outstanding stock for convertible preferred stock, cash and debentures through a merger of Chameleon with and into Transitory Subsidiary.

         Now, therefore, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows.

         1.       DEFINITIONS.

          "ACQUISITION PROPOSAL" means any inquiry, proposal or offer relating to (i) any merger or consolidation, any sale, transfer or exclusive license of substantial assets of Chameleon, or similar transactions involving Chameleon, or
(ii) any sales or issuances by Chameleon of any capital stock, debt or options, warrants or other rights with respect thereto (including in a financing transaction or by way of a tender offer or an exchange offer), other than issuances of stock options in the Ordinary Course of Business, debt incurred in ordinary course of business, and issuances of capital stock upon exercise of stock options and warrants.

         "AFFILIATE" has the meaning set forth in Rule 12b(2) of the regulations promulgated under the Securities Exchange Act.

         "AFFILIATED GROUP" means any affiliated group within the meaning of Code ss.1504(a).

          "AGGREGATE A-1 PREFERENCE AMOUNT" means the sum of (a) the number of shares of Series A-1 Preferred outstanding immediately prior to the Effective Time multiplied by $0.3335, plus, in the case of Queen Anne Square LLC only, (b) the aggregate amount of accrued dividends with respect to the shares of Series A-1 Preferred Stock outstanding immediately prior to the Effective Time.

         "AGGREGATE A-2 PREFERENCE AMOUNT" means the number of shares of Series A-2 Preferred outstanding immediately prior to the Effective Time multiplied by $0.3335.

         "AGGREGATE STOCK CONSIDERATION AMOUNT" means the product of (A) the Aggregate Stock Consideration Number times (B) the Buyer 20-Day Price.

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         "AGGREGATE STOCK CONSIDERATION NUMBER" means the quotient of (A)
$4,940,000 divided by (B) Buyer 10-Day Price times 1.125.

         "ANCILLARY AGREEMENTS" means the (A) Stockholder Representation Statement and Transfer Restriction Agreement and (B) Investor Rights Agreement.

         "BUYER" has the meaning set forth in the preface above.

         "BUYER 10-DAY PRICE" means the product of (A) the average of the VWAP over the ten (10) consecutive trading day period ending on the last trading day preceding the Closing Date times (B) 1,000.

         "BUYER 20-DAY PRICE" means the product of (A) the average of the closing bid prices in the over-the-counter market of the Common Stock of Buyer over the twenty (20) consecutive trading day period ending on the second trading day preceding the Closing Date times (B) 1,000.

         "BUYER NOTE" means a promissory note of Buyer in the form attached hereto as EXHIBIT A.

         "BUYER PREFERRED STOCK" means the shares of Preferred Stock of Buyer, par value $.0001 per share, having the rights and preferences and privileges described in EXHIBIT B hereto.

         "BUYER-OWNED SHARE" means any Target Share that Buyer or Transitory Subsidiary owns beneficially.

         "BUYER RESTRICTED SHARES" means the Buyer Preferred Stock to be issued to the holders of Notes and Preferred Shares in accordance with ss.2, which shall have the same rights and preferences and restrictions, including but not limited to pari passu registration rights and comparable warrant coverage, lock-up and sale restrictions, as the most favorably treated equity securities issued by Buyer to purchasers of Buyer Preferred Stock in equity financing transactions between the date of this Agreement and the Closing, including any equity financing transactions that close concurrently with the Merger.

          "CASH CONSIDERATION AMOUNT" means, with respect to an Outstanding Preferred Share, the products of (A) the Consideration Allocation Amount for such share times (B) the quotient of (1) $1,000,000 divided by (2) Maximum Payment Value.

         "CERTIFICATE OF MERGER" has the meaning set forth in ss.2(c) below.

         "CHAMELEON NOTE" means all promissory notes of Chameleon that are outstanding immediately prior to the Effective Time and which provide for a 3 times payment at the Closing.

         "CHAMELEON WARRANT" means any warrant to purchase Chameleon capital stock outstanding as of immediately prior to the Effective, to the extent not exercised as of immediately prior to the Effective Time.

         "CLOSING" has the meaning set forth in ss.2(c) below.

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         "CLOSING DATE" has the meaning set forth in ss.2(c) below.

         "CODE" means the Internal Revenue Code of 1986, as amended.

         "COMMON STOCK EQUIVALENTS" means any securities of Buyer or any of its subsidiaries which would entitle the holder thereof to acquire at any time, directly or indirectly, common stock of Buyer or one of its subsidiaries, including without limitation, any debt, preferred stock, rights, options, warrants or other instrument that is at any time convertible into or exchangeable for, or otherwise entitles the holder thereof to receive, directly or indirectly, common stock of Buyer or any of its subsidiaries.

         "CONSIDERATION ALLOCATION AMOUNT" means with respect to an Outstanding Preferred Share the product of (A) the Distributable Consideration Amount times
(B) the quotient of (1) that Share's Preference Amount divided by (2) the sum of the Aggregate A-1 Preference Amount plus the Aggregate A-2 Preference Amount.

         "DEBENTURE INVESTORS" has the meaning set forth in ss.6(b)(xii) below.

         "DELAWARE LAW" means the General Corporation Law of the State of Delaware, as amended.

         "DISCLOSURE SCHEDULE" has the meaning set forth in ss.3 below.

         "DISSENTING SHARE" means any Target Share held of record by any stockholder who or that has exercised his, her, or its appraisal rights under the Delaware Law.

         "DISTRIBUTABLE CONSIDERATION AMOUNT" means Maximum Payment Value minus the Target Notes Amount.

         "EFFECTIVE TIME" has the meaning set forth in ss.2(d)(i) below.

         "EMPLOYEE BENEFIT PLAN" means any (a) nonqualified deferred compensation or retirement plan or arrangement, (b) qualified defined contribution retirement plan or arrangement that is an Employee Pension Benefit Plan, (c) qualified defined benefit retirement plan or arrangement that is an Employee Pension Benefit Plan (including any Multiemployer Plan), or (d) Employee Welfare Benefit Plan or material fringe benefit or other retirement, bonus, or incentive plan or program.

         "EMPLOYEE PENSION BENEFIT PLAN" has the meaning set forth in ERISA ss.3(2).

         "EMPLOYEE WELFARE BENEFIT PLAN" has the meaning set forth in ERISA ss.3(1).

         "ENVIRONMENTAL, HEALTH, AND SAFETY REQUIREMENTS" shall mean all federal, state, local and foreign statutes, regulations, ordinances and similar provisions having the force or effect of law, all judicial and administrative orders and determinations, and all common law concerning public health and safety, worker health and safety, and pollution or protection of the environment, including without limitation all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous materials, substances or wastes,

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chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise or radiation.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

         "ERISA AFFILIATE" means each entity which is treated as a single employer with Chameleon for purposes of Code ss.414(b), (c), (m), or (o).

         "FINANCIAL STATEMENT" has the meaning set forth in ss.3(g) below.

         "GAAP" means United States generally accepted accounting principles as in effect from time to time.

         "INTELLECTUAL PROPERTY" means all intellectual property, regardless of form, including without limitation: (1) published and unpublished works of authorship, including without limitation audiovisual works, collective works, computer programs, compilations, databases, derivative works, literary works, maskworks, and sound recordings ("WORKS OF AUTHORSHIP"); (2) inventions and discoveries, including without limitation articles of manufacture, business methods, compositions of matter, improvements, machines, methods, and processes and new uses for any of the preceding items ("INVENTIONS"); (3) words, names, symbols, devices, designs, and other designations, and combinations of the preceding items, used to identify or distinguish a business, good, group, product, or service or to indicate a form of certification, including without limitation logos, product designs, and product features ("TRADEMARKS"); and (4) Confidential Information.

         "INTELLECTUAL PROPERTY RIGHTS" means all rights in, arising out of, or associated with Intellectual Property in any jurisdiction, including without limitation: (1) rights in, arising out of, or associated with Works of Authorship, including without limitation rights in maskworks and databases and rights granted under the Copyright Act ("COPYRIGHTS"); (2) rights in, arising out of, or associated with Inventions, including without limitation rights granted under the Patent Act ("PATENT RIGHTS"); (3) rights in, arising out of, or associated with Trademarks, including without limitation rights granted under the Lanham Act ("TRADEMARK RIGHTS"); (4) rights in, arising out of, or associated with Confidential Information, including without limitation rights granted under the Uniform Trade Secrets Act ("TRADE SECRET RIGHTS"); (5) rights in, arising out of, or associated with a person's name, voice, signature, photograph, or likeness, including without limitation rights of personality, privacy, and publicity ("PERSONALITY RIGHTS"); (6) rights of attribution and integrity and other moral rights of an author ("MORAL RIGHTS"); and (7) rights in, arising out of, or associated with domain names ("DOMAIN NAME RIGHTS").

         "INVESTOR RIGHTS AGREEMENT" shall mean the agreement providing for registration rights for Buyer Common Stock issuable upon conversion of Buyer Preferred Stock and Note Conversion Shares issued hereunder in substantially the form attached hereto as EXHIBIT C.

         "KNOWLEDGE" means, with respect to Buyer or Chameleon, the actual knowledge of any officer or director of Buyer or Chameleon, as applicable.

         "MATERIAL ADVERSE EFFECT" or "MATERIAL ADVERSE CHANGE" means any effect or change that would be materially adverse to the business, assets, condition (financial or otherwise), operating

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results or operations of such Party, taken as a whole, or to the ability of such
Party to consummate timely the transactions contemplated hereby; provided, however, that the term shall not include any such change, event, circumstance, condition or effect that directly results from: (A) changes in general economic conditions (provided that such changes do not affect such entity disproportionately as compared to such entity's competitors); (B) changes affecting the industry generally in which such entity operates (provided that such changes do not affect such entity disproportionately as compared to such entity's competitors); (C) the execution, announcement, pendency or consummation of the transactions contemplated by this Agreement or (D) the taking of any action contemplated by this Agreement or consented to in writing by the Buyer.

         "MAXIMUM PAYMENT VALUE" means $2,000,000 plus the Aggregate Stock Consideration Amount.

         "MERGER" has the meaning set forth in ss.2(a) below.

         "MERGER CONSIDERATION" means the Cash, shares of Buyer Preferred Stock and Buyer Notes issued by Buyer in exchange for the Outstanding Preferred Shares pursuant to the Merger.

         "MIDSUMMER" has the meaning set forth in ss.6(b)(xii) below.

          "MOST RECENT BALANCE SHEET" means the balance sheet contained within the Financial Statements.

         "MOST RECENT FISCAL YEAR END" has the meaning set forth in ss.3(g) below.

         "MULTIEMPLOYER PLAN" has the meaning set forth in ERISA ss.3(37).

         "NOTE CONSIDERATION AMOUNT" means, with respect to a Preferred Share, the Product of (A) the Consideration Allocation Amount for such share times (B) the quotient of (1) $1,000,000 divided by (2) the Maximum Payment Value.

         "ORDINARY COURSE OF BUSINESS" means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

         "OUTSTANDING PREFERRED SHARE" means a share of Series A-1 Preferred or Series A-2 Preferred that is issued and outstanding as of immediately prior to the Effective Time.

         "PARTY" has the meaning set forth in the preface above.

         "PAYING AGENT" has the meaning set forth in ss.2(f) below.

         "PAYMENT FUND" has the meaning set forth in ss.2(f) below.

         "PBGC" means the Pension Benefit Guaranty Corporation.

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         "PERSON" means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

         "PREFERENCE AMOUNT" means, with respect to an Outstanding Preferred Share, the sum of $0.3335 (as appropriately adjusted for any stock split, dividend, combination or other recapitalization) plus the accrued but unpaid dividends payable with respect to such share, unless the right to receive such dividends has been waived, as of immediately prior to the Closing, pursuant to, Chameleon's certificate of incorporation in effect immediately prior to the Closing.

         "PREFERRED SHARES" means the Series A-1 Preferred and the Series A-2 Preferred.

         "PROXY MATERIALS" means the materials distributed by Chameleon to its stockholders pursuant to ss.5(b).

         "RELEASE AGREEMENT" shall mean a Release Agreement in the form attached hereto as EXHIBIT D signed by each holder of Preferred Shares and Chameleon Notes.

         "REPORTABLE EVENT" has the meaning set forth in ERISA ss.4043.

         "SEC" means the U.S. Securities and Exchange Commission.

         "SECURITIES ACT" means the Securities Act of 1933, as amended.

         "SECURITIES EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended.

         "SECURITY INTEREST" means any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than (a) mechanic's, materialmen's, and similar liens, (b) liens for taxes not yet due and payable, (c) purchase money liens and liens securing rental payments under capital lease arrangements, and (d) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

          "SERIES A-1 PREFERRED" means the Series A-1 Participating Convertible Preferred Stock of Chameleon.

         "SERIES A-2 PREFERRED" means the Series A-2 Participating Convertible Preferred Stock of Chameleon.

         "STOCK CONSIDERATION AMOUNT" means, with respect to a Preferred Share, the quotient of (A) the product of (1) the Consideration Allocation Amount for such share times (2) the quotient of the Aggregate Stock Consideration Amount divided by the Maximum Payment Value, divided by (B) the Buyer 20-Day Price.

         "STOCKHOLDER REPRESENTATION STATEMENT AND TRANSFER RESTRICTION AGREEMENT" shall mean the agreement by and among Buyer and certain stockholders of Chameleon in substantially the form attached hereto as EXHIBIT E.

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         "SUBSIDIARY" means any corporation with respect to which a specified
Person (or a Subsidiary thereof) owns a majority of the common stock or has the power to vote or direct the voting of sufficient securities to elect a majority of the directors.

         "SUPERIOR PROPOSAL" means any unsolicited, bona fide written proposal made by a third party to acquire more than 50% of the equity securities or more than 50% of the assets of Chameleon, pursuant to a tender or exchange offer, a merger, a consolidation or a sale of its assets, on terms which the Board of Directors or any special committee thereof determines in its good faith judgment to be more favorable from a financial point of view to the holders of Target Shares than the transactions contemplated by this Agreement.

         "SURVIVING CORPORATION" has the meaning set forth in ss.2(a) below.

         "TARGET" has the meaning set forth in the preface above.

         "TARGET NOTES AMOUNT" means the outstanding principal and accrued interest, as of immediately prior to the Closing, multiplied by 3, with respect to all Chameleon Notes.

         "TARGET SHARES" means shares of the Common Stock and Preferred Stock, par value $.001 per share, of Chameleon outstanding immediately prior to the Effective Time.

         "TARGET STOCKHOLDER" means any Person who or that holds any Target Shares.

         "TAX" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code ss.59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

         "TAX RETURN" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

         "TRADING MARKET" means the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the OTC Bulletin Board, the Nasdaq SmallCap Market, the American Stock Exchange, the New York Stock Exchange or the Nasdaq National Market.

         "TRANSITORY SUBSIDIARY" has the meaning set forth in the preface above.

         "VWAP" means, for any date, the price determined by the first of the following clauses that applies: (a) if the Common Stock is then listed or quoted on a Trading Market, the daily volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the Trading Market on which the Common Stock is then listed or quoted as reported by Bloomberg Financial L.P. (based on a Trading Day from 9:30 a.m. Eastern Time to 4:02 p.m. Eastern Time);
(b) if the Common Stock is not then listed or quoted on a Trading Market and if prices for the

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Common Stock are then quoted on the OTC Bulletin Board, the volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the OTC Bulletin Board; (c) if the Common Stock is not then listed or quoted on the OTC Bulletin Board and if prices for the Common Stock are then reported in the "Pink Sheets" published by the Pink Sheets, LLC (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the Common Stock so reported; or (d) in all other cases, the fair market value of a share of Common Stock as determined by an independent appraiser selected in good faith by Buyer.

         2.       BASIC TRANSACTION.

                  (a) MERGER. On and subject to the terms and conditions of this Agreement, Chameleon will merge with and into Transitory Subsidiary (the "MERGER") at the Effective Time. Transitory Subsidiary shall be the corporation surviving the Merger (the "SURVIVING CORPORATION").

                  (b) CLOSING. The closing of the transactions contemplated by this Agreement (the "CLOSING") shall take place at the offices of Morse, Zelnick, Rose & Lander LLP, in New York, New York, commencing at 9:00 a.m. local time on the [first] business day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby (other than conditions with respect to actions the respective Parties will take at the Closing itself) or such other date as the Parties may mutually determine (the "CLOSING DATE").

                  (c) ACTIONS AT CLOSING. At the Closing, (i) Chameleon will deliver to Buyer and Transitory Subsidiary the various certificates, instruments, and documents referred to in ss.6(a) below, (ii) Buyer and Transitory Subsidiary will deliver to Chameleon the various certificates, instruments, and documents referred to in ss.6(b) below, (iii) Chameleon and Transitory Subsidiary will file with the Secretary of State of the State of Delaware a Certificate of Merger in the form attached hereto as EXHIBIT F (the "CERTIFICATE OF MERGER"), and (iv) Buyer will deliver the Payment Fund to the Paying Agent in the manner provided below in this ss.2.

                  (d) EFFECT OF MERGER.

                           (i) GENERAL. The Merger shall become effective at the
time a properly executed Certificate of Merger effecting the Merger conforming to the requirements of the applicable provisions of Delaware Law is filed with the Secretary of State of the State of Delaware by Chameleon and Transitory Subsidiary (the "EFFECTIVE TIME"). The Merger shall have the effect set forth in the Delaware Law. Surviving Corporation may, at any time after the Effective Time, take any action (including executing and delivering any document) in the name and on behalf of either Chameleon or Transitory Subsidiary in order to carry out and effectuate the transactions contemplated by this Agreement.

                           (ii) CERTIFICATE OF INCORPORATION. The certificate of
incorporation of Surviving Corporation shall be the certificate of incorporation of Transitory Subsidiary immediately prior to the Effective Time.

                           (iii) BYLAWS. The bylaws of Surviving Corporation
shall be the bylaws of Transitory Subsidiary immediately prior to the Effective Time.

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                           (iv) DIRECTORS AND OFFICERS. The directors and
officers of Surviving Corporation shall be the directors and officers of Transitory Subsidiary immediately prior to the Effective Time (retaining their respective positions and terms of office).

                           (v) PAYMENT OF NOTES. As soon as practicable
following the Effective Time, subject to the terms and conditions set forth in this Agreement, each outstanding Chameleon Note shall be paid in full from the Maximum Payment Value, with such payments to be made, with respect to each Chameleon Note, with a combination of cash, Buyer Notes and Buyer Preferred Stock in the same proportions as such different forms of consideration are to be paid in respect of each Outstanding Preferred Share pursuant to ss.2(d)(vi).

                           (vi) CONVERSION OF TARGET SHARES. At and as of the
Effective Time, subject to the conditions set forth in this Agreement and other than shares to be cancelled in accordance with ss.2(e) and Dissenting Shares, each Target Share issued and outstanding immediately prior to the Effective Time shall be converted into a right to receive the following:

                                    (A) Each Outstanding Preferred Share shall
be converted into the right to receive the following:

                                        a)   An amount of cash equal to the Cash
                                             Consideration Amount;

                                        b)   A Buyer Note in the principal
                                             amount of the Note Consideration
                                             Amount; and

                                        c)   A number of shares of Buyer
                                             Preferred Stock equal to the Stock
                                             Consideration Amount.

                                    (B) Each share of Common Stock of Chameleon
outstanding immediately prior to the Effective Time shall be cancelled and extinguished, and no cash or other consideration shall be delivered in exchange therefor. No surrender of the stock certificate representing such shares of Common Stock of Chameleon shall be required to effect the cancellation and extinguishment of such shares.

                           (vii) CONVERSION OF TRANSITORY SUBSIDIARY'S CAPITAL
STOCK. At and as of the Effective Time, each share of Transitory Subsidiary's common stock, $0.01 par value per share, shall remain outstanding as one share of Surviving Corporation's common stock, $0.01 par value per share.

                           (viii) BUYER-OWNED SHARES. At and as of the Effective
Time, each Buyer-owned Share shall be cancelled.

                           (ix) NO FRACTIONAL CONSIDERATION. No fractional
shares of Buyer Preferred Stock will be issued in connection with the Merger, but in lieu thereof each holder of a Chameleon Note or Preferred Share who would otherwise be entitled to receive a fraction of a share of Buyer Preferred Stock (after aggregating all fractional shares of Buyer Preferred Stock to be received by such holder at that time) will receive from Buyer an amount of cash (rounded to the nearest whole

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cent) equal to the Buyer 20-Day Price multiplied by the fraction of a share of
Buyer Preferred Stock to which such holder would otherwise be entitled. The parties acknowledge that any payment of cash consideration in lieu of issuing fractional shares provided for herein was not separately bargained for consideration, but merely represents a mechanical rounding off for purposes of simplifying the corporate and accounting complexities that would otherwise be caused by the issuance of fractional shares. In the event a holder of a Chameleon Note or Preferred Share would otherwise be entitled to receive a fraction of a cent or a Buyer Note in a Principal Amount (after aggregating all fractional cents and fractional amounts of principal under Buyer Notes to be received by such holder at that time), such fractional cents and fractional amounts of principal shall be rounded down to the nearest whole cent of cash and the nearest whole cent of principal, as applicable.

                           (x) STOCK OPTIONS AND WARRANTS.

                                    (A) STOCK OPTIONS. At and as of the
Effective Time, all options outstanding immediately prior to the Effective Time under Chameleon's 2002 Stock Option Plan (the "COMPANY STOCK OPTION PLAN"), and any other stock option or compensation plan or other arrangement or agreement of the Company pursuant to which Chameleon has granted any options to purchase Chameleon Common Stock (all such stock options, collectively, the "COMPANY STOCK OPTIONS"), whether or not vested, shall fully accelerate and be terminated and extinguished upon the Effective Time, and the holders of such Company Stock Options shall have no further rights with respect to such Company Stock Options.

                                    (B) WARRANTS. At and as of the Effective
Time, all Chameleon Warrants outstanding immediately prior to the Effective Time, whether or not vested, shall fully accelerate and be terminated and extinguished upon the Effective Time, and the holders of such Chameleon Warrants shall have no further rights with respect to such Chameleon Warrants.

                  (e) DISSENTING SHARES. If, in connection with the Merger, holders of capital stock of Chameleon are entitled to appraisal rights pursuant to Delaware Law, any Dissenting Shares shall not be converted into a right to receive shares of Buyer Preferred Stock, cash and Buyer Notes as provided in ss.2(d) but shall be converted into the right to receive such consideration as may be determined to be due with respect to such Dissenting Shares pursuant to Delaware Law. Each holder of Dissenting Shares who, pursuant to the provisions of Delaware Law, becomes entitled to payment of the fair value of such shares shall receive payment therefor in accordance with Delaware Law (but only after the value therefor shall have been agreed upon or finally determined pursuant to Delaware Law). In the event that any Target Stockholder fails to make an effective demand for payment or fails to perfect its appraisal rights as to its Target Shares or any Dissenting Shares shall otherwise lose their status as Dissenting Shares, then any such shares shall immediately be converted into the right to receive the consideration issuable pursuant to ss.2 in respect of such shares as if such shares had never been Dissenting Shares, and Buyer shall issue and deliver to the holder thereof, at (or as promptly as reasonably practicable after) the applicable time or times specified in ss.2(f), following the satisfaction of the applicable conditions set forth in ss.2(f), the shares of Buyer Preferred Stock, cash and Buyer Notes, without interest thereon, to which such Target Stockholder would have been entitled under ss.2(d) with respect to such shares, subject to the provisions of ss.2(d)(ix) (regarding the

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delivery of cash in lieu of any fractional shares) and ss.2(f) (regarding the withholding of the Payment Fund).

                  (f) PAYMENT PROCEDURE.

                           (i) Immediately after the Effective Time, (A) Buyer
will furnish Surviving Corporation (the "PAYING AGENT") a corpus (the "PAYMENT FUND") consisting of cash, Buyer Preferred Stock and Buyer Notes sufficient in the aggregate for the Paying Agent to make full payment of the Maximum Payment Value to the holders of all of the outstanding Preferred Shares (other than any Dissenting Shares and Buyer-owned Shares) and (B) Buyer will cause the Paying Agent to deliver to each holder of Outstanding Preferred Shares the Cash Consideration Amount, the Note Consideration Amount and the Stock Consideration Amount against the surrender of the certificates that represented his, her, or its Preferred Shares. No interest will accrue or be paid to the holder of any outstanding Preferred Shares.

                           (ii) Buyer shall pay all charges and expenses of the
Paying Agent.

                           (iii) In the event that any certificates representing
Preferred Shares shall have been lost, stolen or destroyed, the Paying Agent shall pay in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, the cash, Buyer Preferred Stock and Buyer Notes into which the Preferred Shares represented by such certificates were converted pursuant to ss.2(d).

                  (g) CLOSING OF TRANSFER RECORDS. After the close of business on the Closing Date, transfers of Target Shares outstanding prior to the Effective Time shall not be made on the stock transfer books of Surviving Corporation.

                  (h) SECURITIES ACT COMPLIANCE; REGISTRATION; SECURITIES ACT EXEMPTION. The Buyer Preferred Stock to be issued pursuant to this Agreement will not be registered under the Securities Act in reliance on the exemptions from the registration requirements of Section 5 of the Securities Act set forth in Section 4(2) and Section 3(a)(11) thereof. Prior to the Closing Date, each holder of Chameleon Preferred Stock shall have provided Buyer such representations, warranties, certifications and additional information as Buyer may reasonably request to ensure the availability of such exemptions from the registration requirements of the Securities Act.

                  (i) INVESTOR RIGHTS AGREEMENT. The Buyer Common Stock issuable upon conversion of Buyer Preferred Stock and Buyer Notes will have certain registration rights pursuant to the Investor Rights Agreement, attached hereto as EXHIBIT C.

                  (j) BUYER RESTRICTED SHARES. Each certificate representing Buyer Restricted Shares will be imprinted with a legend set forth below.

                  THE SHARES COVERED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT PURPOSES ONLY AND MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF UNTIL (I) A REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT") SHALL HAVE BECOME EFFECTIVE WITH RESPECT THERETO OR

                  (II) RECEIPT BY THE COMPANY OF AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY TO THE EFFECT THAT REGISTRATION UNDER THE ACT IS NOT REQUIRED IN CONNECTION WITH SUCH PROPOSED TRANSFER NOR IS IN VIOLATION OF ANY APPLICABLE STATE SECURITIES LAWS.

         Subject to the Letter of Transmittal, each holder desiring to transfer Buyer Restricted Shares issued in accordance with this Agreement first must furnish the Buyer with (i) a written opinion reasonably satisfactory to the Buyer in form and substance from counsel reasonably satisfactory to the Buyer by reason of experience to the effect that the holder may transfer the Buyer Restricted Shares as desired without registration under the Securities Act; provided that such opinion shall not be required in connection with transfers without consideration to any of such holder's Affiliates; and (ii) a written undertaking executed by the desired transferee reasonably satisfactory to the Buyer in form and substance agreeing to be bound by the restrictions on transfer contained herein.

                  (k) QUALIFICATION AS A REORGANIZATION. The Parties intend that the Merger qualify as a "reorganization" within the meaning of Section 368(a) of the Code, and that this Agreement shall be, and is hereby, adopted as a "plan of reorganization" for purposes of Section 368(a) of the Code.

         3. CHAMELEON'S REPRESENTATIONS AND WARRANTIES. Chameleon represents and warrants to the Buyer that the statements contained in this ss.3 are true and correct as of the date of this Agreement, except as set forth in the disclosure letter delivered by the Chameleon to the Buyer on the date hereof and initialed by the Parties (the "DISCLOSURE SCHEDULE"). The Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this ss.3; PROVIDED that disclosure under one paragraph shall be deemed to be disclosed under such other paragraphs where it is reasonably apparent that such disclosure is applicable from the content of such disclosure.

                  (a) ORGANIZATION, QUALIFICATION, AND CORPORATE POWER. Chameleon is a corporation duly organized, validly existing, and in good standing under the laws of Delaware. Chameleon is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required, except where the lack of such qualification would not have a Material Adverse Effect on Chameleon. Chameleon has full corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. ss.3(a) of the Disclosure Schedule lists the directors and officers of Chameleon.

                  (b) CAPITALIZATION. The entire authorized capital stock of Chameleon consists of 31,000,000 shares of Common Stock, par value $.001 per share, 20,000,000 shares of Preferred Stock, par value $.001 per share, which is divided into two series: 13,400,000 shares of Series A-1 Participating Convertible Preferred Stock and 6,600,000 shares of Series A-2 Participating Convertible Preferred Stock. Of the authorized capital stock, 7,675,000 shares of Common Stock, 4,631,645 shares of Series A-1 Preferred and 4,545,890 shares of Series A-2 Preferred are issued and outstanding. All of the issued and outstanding shares of Chameleon Common Stock, Series A-1 Preferred and Series A-2 Preferred have been duly authorized, are validly issued, fully paid, and nonassessable, and are held of record by the respective entities as set forth in ss.3(b) of the Disclosure Schedule. ss.3(b) of the Disclosure Schedule lists all outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require Chameleon to issue, sell, or otherwise cause to become outstanding any of its capital stock. Other than as listed in ss.3(b) of the Disclosure Schedule, there are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require Chameleon to issue, sell, or otherwise cause to become outstanding any of its capital stock. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to Chameleon. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of the capital stock of Chameleon.

                  (c) NONCONTRAVENTION. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) subject to obtaining the approval of Chameleon's stockholders, violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Chameleon is subject or any provision of the charter or bylaws of Chameleon or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which Chameleon is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Security Interest upon any of its assets), except where the violation, conflict, breach, default, acceleration, termination, modification, cancellation, failure to give notice, or Security Interest would not have a Material Adverse Effect on Chameleon or on the ability of the Parties to consummate the transactions contemplated by this Agreement. Except for the filing of the Certificate of Merger, Chameleon is not required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement, except where the failure to give notice, to file, or to obtain any authorization, consent, or approval would not have a Material Adverse Effect on Chameleon or on the ability of the Parties to consummate the transactions contemplated by this Agreement.

                  (d) BROKERS' FEES. Chameleon does not have any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

                  (e) TITLE TO ASSETS. Chameleon has good and marketable title to, or a valid leasehold interest in, the properties and assets used by it, located on its premises, or shown on the Most Recent Balance Sheet or acquired after the date thereof, free and clear of all Security Interests, except for properties and assets disposed of in the Ordinary Course of Business since the date of the Most Recent Balance Sheet.

                  (f) SUBSIDIARIES. Chameleon has no Subsidiaries.

                  (g) FINANCIAL STATEMENTS. Attached as SCHEDULE G to the Disclosure Schedule are the unaudited balance sheets (the "MOST RECENT BALANCE SHEET") and statements of income, and cash flow as of and for the fiscal years ended December 31, 2003 and 2004 (the "MOST RECENT FISCAL YEAR END"), and for the quarter ending March 31, 2005 (the "MOST RECENT QUARTER") for Chameleon (the

"FINANCIAL STATEMENTS"). The Financial Statements (including the notes thereto) present fairly in all material respects the financial condition of Chameleon as of such dates, are correct and complete, in all material respects, and are consistent with the books and records of Chameleon. The books of account and other financial records of Chameleon are complete and correct in all material respects and represent actual, bona fide transactions and accurately and fairly reflect in all material respects the basis for the Financial Statements.

                  (h) EVENTS SUBSEQUENT TO MOST RECENT FISCAL YEAR END. Since the Most Recent Fiscal Year End, there has not been any Material Adverse Change in the business, financial condition, operations, results of operations, or future prospects of Chameleon. Without limiting the generality of the foregoing, since that date:

                           (i) Chameleon has not sold, leased, transferred, or
assigned any material assets, tangible or intangible, outside the Ordinary Course of Business;

                           (ii) Chameleon has not entered into any material
agreement, contract, lease, or license outside the Ordinary Course of Business;

                           (iii) no party (including Chameleon) has accelerated,
terminated, made material modifications to, or canceled any material agreement, contract, lease, or license to which Chameleon is a party or by which it is bound;

                           (iv) Chameleon has not imposed any Security Interest
upon any of its assets, tangible or intangible;

                           (v) Chameleon has not made any material capital
expenditures outside the Ordinary Course of Business;

                           (vi) Chameleon has not made any material capital
investment in, or any material loan to, any other Person outside the Ordinary Course of Business;

                           (vii) Chameleon has not created, incurred, assumed,
or guaranteed more than $25,000 in aggregate indebtedness for borrowed money and capitalized lease obligations;


                           (viii) Chameleon has not granted any license or
sublicense of any material rights under or with respect to any Intellectual Property, except licenses in the Ordinary Course of Business;

                           (ix) there has been no change made or authorized in
the charter or bylaws of Chameleon;

                           (x) Chameleon has not issued, sold, or otherwise
disposed of any of its capital stock, or granted any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any of its capital stock except for issuances to service providers in the Ordinary Course of Business;

                           (xi) Chameleon has not declared, set aside, or paid
any dividend or made any distribution with respect to its capital stock (whether in cash or in kind) or redeemed, purchased, or otherwise acquired any of its capital stock, except pursuant to Chameleon repurchase rights arising upon termination of an individual's status as an employee, director or consultant;

                           (xii) Chameleon has not experienced any material
damage, destruction, or loss (whether or not covered by insurance) to its property;


                           (xiii) Chameleon has not made any loan to, or entered
into any other transaction with, any of its directors, officers, and employees, except in the Ordinary Course of Business;

                           (xiv) Chameleon has not entered into any employment
contract (other than offer letters and option agreements with service providers in the Ordinary Course of Business) or collective bargaining agreement, written or oral, or modified the terms of any existing such contract or agreement, except in the Ordinary Course of Business;

                           (xv) Chameleon has not granted any increase in the
base compensation of any of its directors, officers, and employees, except in the Ordinary Course of Business;

                           (xvi) Chameleon has not adopted, amended, modified,
or terminated any bonus, profit sharing, incentive, severance, or other plan, contract, or commitment for the benefit of any of its directors, officers, and employees (or taken any such action with respect to any other Employee Benefit
Plan), except as required by applicable law;

                           (xvii) Chameleon has not committed to any of the
foregoing.

                  (i) UNDISCLOSED LIABILITIES. Chameleon does not have any material liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due, including any liability for taxes) that would be required by GAAP to be reflected on, or reserved against in, a balance sheet of Chameleon or in the notes thereto, except for (i) liabilities or obligations disclosed in the Financial Statements, (ii) liabilities or obligations which have arisen after the Most Recent Fiscal Year End in the Ordinary Course of Business and (iii) liabilities or obligations incurred in connection with this Agreement and the transactions contemplated hereby.

                  (j) LEGAL COMPLIANCE. Chameleon has complied with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof), and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against any of them alleging any failure so to comply, except where the failure to comply would not have a Material Adverse Effect on Chameleon.

                  (k) TAX MATTERS.

                           (i) Chameleon has filed all Tax Returns that it was
required to file. All such Tax Returns were correct and complete in all material respects. All Taxes owed by Chameleon

(whether or not shown on any Tax Return) have been paid. Chameleon is not the beneficiary of any extension of time within which to file any Tax Return. No written claim has ever been made by an authority in a jurisdiction where Chameleon does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Security Interests on any of the assets of Chameleon that arose in connection with any failure (or alleged failure) to pay any Tax.

                           (ii) Chameleon has withheld and paid all Taxes
required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

                           (iii) There is no material dispute or claim
concerning any Tax liability of Chameleon either (A) claimed or raised by any authority in writing or (B) as to which any of the directors or officers of Chameleon has Knowledge based upon personal contact with any agent of such authority.

                           (iv) Chameleon has made available to the Buyer
correct and complete copies of all Tax Returns, examination reports, and statements of deficiencies assessed against, or agreed to by Chameleon since December 31, 2001. Chameleon has not waived any statute of limitations in respect of income Taxes or agreed to any extension of time with respect to an income Tax assessment or deficiency.


                           (v) Chameleon has not made any material payments, is
not obligated to make any material payments, or is not a party to any agreement that under certain circumstances could obligate it to make any material payments that will not be deductible under Code ss. 280G.

                           (vi) Chameleon is not a party to any tax allocation
or sharing agreement.

                           (vii) Chameleon (A) has not been a member of an
Affiliated Group filing a consolidated federal income Tax Return or (B) does not have any liability for the taxes of any Person under Reg. ss.1.1502 6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

                           (viii) The unpaid Taxes of Chameleon did not, as of
the Most Recent Fiscal Year End, exceed by any material amount the reserve for Tax liability (rather than any reserve for deferred taxes established to reflect timing differences between book and tax income) set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto). Chameleon has not incurred any liability for Taxes since the Most Recent Fiscal Year End other than in the Ordinary Course of Business.

                  (l) REAL PROPERTY.

                           (i) Chameleon does not own any real property.

                           (ii) ss.3(l)(ii) of the Disclosure Schedule lists and
describes briefly all real property leased or subleased to Chameleon. With respect to each material lease and sublease listed in ss.3(l)(ii) of the Disclosure Schedule:

                                    (A) the lease or sublease is legal, valid,
binding, enforceable, and in full force and effect in all material respects, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and by the effect of general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

                                    (B) Chameleon and the other party to the
lease or sublease are not, to Chameleon's Knowledge, in material breach or default, and no event has occurred which, with notice or lapse of time, would constitute a material breach or default, to Chameleon's Knowledge, by Chameleon or the other party, or permit termination, modification, or acceleration thereunder, to Chameleon's Knowledge, by the other party or by Chameleon.

                                    (C) To Chameleon's Knowledge, no party to
the lease or sublease has repudiated any material provision thereof.

                                    (D) There are no material disputes,
forbearance programs, or to Chameleon's Knowledge, oral agreements in effect as to the lease or sublease.


                                    (E) Chameleon has not assigned, transferred,
conveyed, mortgaged, deeded in trust, or encumbered any interest in the leasehold or subleasehold.

                                    (F) All facilities leased or subleased
thereunder have received all material approvals of governmental authorities (including material licenses and permits) required in connection with the operation thereof, and have been operated and maintained in accordance with applicable laws, rules, and regulations in all material respects.

                  (m) INTELLECTUAL PROPERTY.]

                           (i) To the Knowledge of Chameleon, Chameleon owns or
possesses sufficient Intellectual Property Rights to use pursuant to license, sublicense, agreement, or permission all Intellectual Property necessary for its business as presently conducted. Each item of Intellectual Property owned or used by Chameleon immediately prior to the Closing hereunder will be owned or available for use by Chameleon on identical terms and conditions immediately subsequent to the Closing hereunder. Chameleon has taken commercially reasonable actions to maintain and protect each item of Intellectual Property that it owns or uses.

                           (ii) To the Knowledge of Chameleon, Chameleon has not
interfered with, infringed upon, misappropriated, or violated any material Intellectual Property Rights of third parties in any material respect. None of the directors and officers of Chameleon has ever received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that Chameleon must license or refrain from using any Intellectual Property Rights of any third party). To the Knowledge of Chameleon, no third party has interfered with, infringed upon, misappropriated, or violated any material Intellectual Property Rights of Chameleon in any material respect.

                           (iii) ss.3(m)(iii) of the Disclosure Schedule
identifies all exclusive licenses and rights to Chameleon's Intellectual Property Rights granted by Chameleon.

                           (iv) To the Knowledge of Chameleon, Chameleon owns
all Intellectual Property Rights that Chameleon claims to own ("CHAMELEON INTELLECTUAL PROPERTY RIGHTS"). Chameleon does not know of any third parties that claim to own any Chameleon Intellectual Property Rights.


                           (v) Chameleon Intellectual Property Rights are not
subject to any outstanding injunction, judgment, order, decree, ruling, or charge that impairs the validity or enforceability of any Chameleon Intellectual Property Rights.

                           (vi) No action, suit, proceeding, hearing, charge,
complaint, claim, or demand is pending or, to the Knowledge of Chameleon, is threatened which challenges the legality, validity, enforceability, use, or ownership of any Chameleon Intellectual Property Rights.

                           (vii) ss.3(m)(vii) of the Disclosure Schedule
identifies each material item of Intellectual Property that any third party owns and that Chameleon uses in, uses as a developer tool or technology in developing, incorporates into or distributes with its products pursuant to license, sublicense, agreement, or permission, other than software that is available "off the shelf" (collectively, "MATERIAL IN-LICENSES"). With respect to each Material In-License:

                                    (A) each Material In-License is legal,
valid, binding, enforceable, and in full force and effect in all material respects;

                                    (B) no party to a Material In-License is (to
Chameleon's Knowledge with respect to parties other than Chameleon) in material breach or default, and to the Knowledge of Chameleon no event has occurred which with notice or lapse of time would constitute a material breach or default or permit termination, modification, or acceleration thereunder;

                                    (C) no party to a Material In-License has
repudiated any material provision thereof.

                  (n) TANGIBLE ASSETS. The machinery and equipment, and other tangible assets that Chameleon owns or leases and that are material to
Chameleon's business are free from material defects (patent and latent), have been maintained in accordance with normal industry practice, and are in good operating condition and repair (subject to normal wear and tear), except as would not have a Material Adverse Effect on Chameleon's business.

                  (o) CONTRACTS. ss.3(o) of the Disclosure Schedule lists the following contracts and other agreements to which Chameleon is a party as of the date of this Agreement:

                           (i) any agreement (or group of related agreements)
for the lease of personal property to or from any Person providing for lease payments in excess of $25,000 per annum;

                           (ii) any agreement (or group of related agreements)
for the purchase or sale of supplies, products, or other personal property, or for the furnishing or receipt of services, the performance of which will extend over a period of more than one year (unless terminable in less than one year without material penalty) or involve consideration in excess of $25,000 (unless terminable without payment of $25,000 of consideration and without material penalty);

                           (iii) any agreement concerning a partnership or joint
venture;

                           (iv) any agreement (or group of related agreements)
under which it has created, incurred, assumed, or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation, in excess of $25,000 or under which it has imposed a Security Interest on any of its assets, tangible or intangible;

                           (v) any material agreement concerning noncompetition;

                           (vi) any material agreement with any of the directors
or officers of Chameleon or any of their Affiliates other than stock option agreements;

                           (vii) any collective bargaining agreement;

                           (viii) any agreement for the employment of any
individual on a full time, part time, consulting, or other basis or providing material severance benefits (other than offer letters providing for at-will employment with no material additional obligations on the part of Chameleon and other than consulting or contractor agreements entered into in the Ordinary Course of Business on terms customary in the industry);

                           (ix) any agreement under which it has advanced or
loaned any amount to any of its directors, officers, and employees;

                           (x) any agreement under which the consequences of a
default or termination would have a Material Adverse Effect on Chameleon; or

                           (xi) any other agreement (or group of related
agreements) the performance of which involves consideration in excess of $25,000.

With respect to each such agreement: (A) the agreement is legal, valid, binding and enforceable with respect to Chameleon, and to Chameleon's Knowledge, with respect to the other party, and, to Chameleon's Knowledge, in full force and effect in all material respects, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and by the effect of general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law); (B) Chameleon, and to Chameleon's Knowledge, the other party is not in material breach or default, and, to Chameleon's Knowledge, no event has occurred which with notice or lapse of time would constitute a material breach or default, or permit termination, modification, or acceleration, under the agreement; and (C) Chameleon, and to Chameleon's Knowledge, the other party has not repudiated any material provision of the agreement.

                  (p) INSURANCE. Chameleon has in effect insurance policies providing property, casualty, liability, and other coverage in form and amount customary for similarly situated businesses.

                  (q) LITIGATION. ss.3(q) of the Disclosure Schedule sets forth each instance in which Chameleon (i) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge or (ii) is a party or, to the Knowledge of Chameleon, is threatened to be made a party to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator.

                  (r) BOOKS AND RECORDS. The minute books of Chameleon contain accurate and complete records in all material respects of all meetings held of, and corporate action taken by, the shareholders, the board of directors and committees of the board of directors of Chameleon. All material corporate records requested by Buyer for review have been delivered or made available to Buyer.

                  (s) EMPLOYEES. Chameleon is not a party to or bound by any collective bargaining agreement, nor has it experienced any strike or material grievance, claim of unfair labor practices, or other collective bargaining dispute within the past three years. Chameleon has not committed any material unfair labor practice. Chameleon has no Knowledge of any organizational effort presently being made or threatened by or on behalf of any labor union with respect to employees of Chameleon.

                  (t) EMPLOYEE BENEFITS.

                           (i) ss.3(t) of the Disclosure Schedule lists each
Employee Benefit Plan that Chameleon maintains or to which it contributes or has any obligation to contribute or has or may have any liability or obligation.

                                    (A) Each such Employee Benefit Plan (and
each related trust, insurance contract, or fund) complies in form and in operation in all material respects with its terms and the applicable requirements of ERISA, the Code, and other applicable laws.


                                    (B) All contributions (including all
employer contributions and employee salary reduction contributions) which are due have been paid to each such Employee Benefit Plan which is an Employee Pension Benefit Plan and all contributions for any period ending on or before the Closing Date which are not yet due have been paid to each such Employee Pension Benefit Plan or properly accrued in accordance with the past custom and practice of Chameleon. All premiums or other payments otherwise due for all periods ending on or before the Closing Date have been paid with respect to each such Employee Benefit Plan which is an Employee Welfare Benefit Plan.

                                    (C) Each such Employee Benefit Plan which is
an Employee Pension Benefit Plan meets the requirements of a "qualified plan" under Code ss.401(a), has received a favorable determination or opinion letter from the Internal Revenue Service that it is a "qualified plan," and Chameleon is not aware of any facts or circumstances that could result in the revocation of such determination or opinion letter.


                                    (D) The market value of assets under each
such Employee Benefit Plan which is an Employee Pension Benefit Plan (other than any Multiemployer Plan) equals or exceeds the present value of all vested and nonvested liabilities thereunder determined in accordance with PBGC methods, factors, and assumptions applicable to an Employee Pension Benefit Plan terminating on the date for determination.


                                    (E) Chameleon has delivered or made
available to the Buyer correct and complete copies of the plan documents and summary plan descriptions, the most recent determination or opinion letter, as applicable, received from the Internal Revenue Service, the three most recent Form 5500 Annual Report, and all related trust agreements, insurance contracts, and other funding agreements which implement each such Employee Benefit Plan.

                           (ii) With respect to each Employee Benefit Plan that
Chameleon and any ERISA Affiliate maintains or ever has maintained or to which any of them contributes, ever has contributed, or ever has been required to contribute:

                                    (A) No such Employee Benefit Plan which is
an Employee Pension Benefit Plan (other than any Multiemployer Plan) has been completely or partially terminated or been the subject of a Reportable Event as to which notices would be required to be filed with the PBGC. No proceeding by the PBGC to terminate any such Employee Pension Benefit Plan (other than any Multiemployer Plan) has been instituted or, to the Knowledge of Chameleon, threatened.

                                    (B) There have been no Prohibited
Transactions with respect to any such Employee Benefit Plan. Chameleon has no material liability for material breach of fiduciary duty or any other material failure to act or comply in connection with the administration or investment of the assets of any such Employee Benefit Plan. No action, suit, proceeding, hearing, or investigation with respect to the administration or the investment of the assets of any such Employee Benefit Plan (other than routine claims for benefits) is pending or, to the Knowledge of any of the directors and officers of Chameleon, threatened.

                                    (C) Chameleon has not incurred any material
liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due) to the PBGC (other than PBGC premium payments) or otherwise under Title IV of ERISA (including any withdrawal liability as defined in ERISA ss.4201) or under the Code with respect to any such Employee Benefit Plan which is an Employee Pension Benefit Plan.

                  (u) GUARANTIES. Chameleon is not a guarantor or otherwise is responsible for any liability or obligation (including indebtedness) of any other Person.

                  (v) ENVIRONMENT, HEALTH, AND SAFETY MATTERS.

                           (i) To Chameleon's Knowledge, Chameleon is in
compliance, in each case in all material respects, with all Environmental, Health, and Safety Requirements.

                           (ii) To Chameleon's Knowledge, Chameleon has not
received any written or oral notice, report or other information regarding any actual or alleged material violation of Environmental, Health, and Safety Requirements, or any material liabilities or potential material liabilities (whether accrued, absolute, contingent, unliquidated or otherwise), including any material investigatory, remedial or corrective obligations, relating to any of them or its facilities arising under Environmental, Health, and Safety Requirements.

                  (w) CERTAIN BUSINESS RELATIONSHIPS WITH CHAMELEON. None of the directors or officers or their Affiliates has been involved as a party in any material business arrangement or relationship with Chameleon within the past 12 months, and none of the directors or officers or their Affiliates owns any material asset, tangible or intangible, which is used in the business of Chameleon.

         4. BUYER'S REPRESENTATIONS AND WARRANTIES. Buyer represents and warrants to Chameleon that the statements contained in this ss.4 are correct, except as set forth in the disclosure letter delivered by the Buyer to Chameleon on the date hereof and initialed by the Parties (the "BUYER DISCLOSURE SCHEDULE"). The Buyer Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this ss.4; PROVIDED that disclosure under one paragraph shall be deemed to be disclosed under such other paragraphs where it is reasonably apparent that such disclosure is applicable from the content of such disclosure.

                  (a) ORGANIZATION, QUALIFICATION, AND CORPORATE POWER. Each of Buyer and Transitory Subsidiary is a corporation duly organized, validly existing, and in good standing under the laws of Delaware. Buyer is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required, except where the lack of such qualification would not have a Material Adverse Effect on the condition, operations, results of operations, or future prospects of Buyer. Buyer has full corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. ss.4(a) of the Buyer Disclosure Schedule lists the directors and officers of Buyer. Transitory Subsidiary was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement.

                  (b) CAPITALIZATION OF BUYER. Since March 31, 2005, Buyer has not issued any capital stock, other than pursuant to the exercise of employee stock options under the Company's stock option plans, the issuance of shares of Common Stock to employees pursuant to Buyer's employee stock purchase plan and pursuant to the conversion or exercise of outstanding Common Stock Equivalents. Except as set forth in the previous sentence, the capitalization of Buyer as of March 31, 2005 is as set forth in its Quarterly Report on Form 10-Q filed with the Commission on May 23, 2005. Except as set forth in the documents included in the Buyer Disclosure Package and as a result of the purchase and sale of the Securities, there are no outstanding options, warrants, script rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities, rights or obligations convertible into or exchangeable for, or giving any Person any right to subscribe for or acquire, any shares of Buyer capital stock, or contracts, commitments, understandings or arrangements by which the Buyer or any of its subsidiaries is or may become bound to issue additional shares of capital stock or Common Stock Equivalents. The issuance of the shares of Buyer Preferred Stock will not obligate Buyer to issue shares of capital stock or other securities to any Person (other than the holders of Outstanding Preferred Shares) and will not result in a right of any holder of Company securities to adjust the exercise, conversion, exchange or reset price under such securities. All of the outstanding shares of capital stock of Buyer are validly issued, fully paid and nonassessable, have been issued in compliance with all federal and state securities laws, and none of such outstanding shares was issued in violation of any preemptive rights or similar rights to subscribe for or purchase securities. No further approval or authorization of any stockholder, the Board of Directors of Buyer or others is required for the issuance and sale of the shares of Buyer Preferred Stock. There are no stockholders agreements, voting agreements or other similar agreements with respect to the Company's capital stock to which the Company is a party or, to the knowledge of the Company, between or among any of the Company's stockholders.

                  (c) CAPITALIZATION OF TRANSITORY SUB. The authorized capital stock of Transitory Subsidiary consists of 100 shares of Transitory Subsidiary Common Stock, all of which are issued and outstanding on the date hereof and will be issued and outstanding as of the Closing Date. All of the outstanding shares of the capital stock of Transitory Subsidiary are duly authorized, validly issued, fully paid, and non-assessable, and are owned by Buyer.

                  (d) The Company has reserved from its duly authorized capital stock the maximum number of shares of Common Stock issuable upon conversion of the Buyer Preferred Stock to be issued pursuant to this Agreement. As of the Closing the Buyer shall have reserved from its duly authorized capital stock the maximum number of shares of Buyer Preferred Stock issuable upon conversion of the Buyer Notes (the "NOTES CONVERSION SHARES") to be issued pursuant to this Agreement, and shall have reserved from its duly authorized capital stock the maximum number of shares of Buyer Common Stock issuable upon conversion of the Notes Conversion Shares.

                  (e) Each of Buyer and Transitory Subsidiary has full power and authority (including full corporate or other entity power and authority) to execute and deliver this Agreement and to perform its obligations hereunder, including consummation of the Merger. The execution and delivery of each of this Agreement and the Ancillary Agreements by Buyer and the Transitory Subsidiary and the consummation by them of the transactions contemplated thereby have been duly authorized by all necessary action on the part of the Company and the Transitory Subsidiary and their respective boards of directors and stockholders and no further action is required by Buyer or the Transitory Subsidiary in connection therewith. This Agreement and the Ancillary Agreements constitute the valid and legally binding obligation of each of Buyer and Transitory Subsidiary, enforceable in accordance with their respective terms and conditions.


                  (f) Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which either Buyer or Transitory Subsidiary is subject or any provision of the charter, bylaws, or other governing documents of either Buyer or Transitory Subsidiary or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which either Buyer or Transitory Subsidiary is a party or by which it is bound or to which any of its assets is subject, except where the violation, conflict, breach, default, acceleration, termination, modification, cancellation, or failure to give notice would not have a Material Adverse Effect on Buyer or Transitory Subsidiary or on the ability of the Parties to consummate the transactions contemplated by this Agreement. Other than in connection with the provisions of the Delaware Law, the Securities Exchange Act, the Securities Act, and the state securities laws, neither Buyer nor

Transitory Subsidiary needs to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement, except where the failure to give notice, to file, or to obtain any authorization, consent, or approval would not have a Material Adverse Effect on Buyer or Transitory Subsidiary or on the ability of the Parties to consummate the transactions contemplated by this Agreement. No vote of the stockholders of Buyer is required by law, Buyer's organizational documents or otherwise in order for Buyer to consummate the Merger and the transactions contemplated hereby.

                  (g) None of the information that Buyer and Transitory Subsidiary will supply specifically for use in the Proxy Materials will contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in light of the circumstances under which they will be made, not misleading.

                  (h) Buyer and Transitory Subsidiary do not have any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

                  (i) AUTHORIZATION OF SHARES. The shares of Buyer Preferred Stock to be issued in the Merger, when issued in accordance with the provisions of this Agreement (and the Note Conversion Shares when issued in accordance with the provisions of the Buyer Notes), will be duly authorized, validly issued, fully paid and nonassessable, and will not be subject to preemptive rights created by statute, the Buyer's certificate of incorporation or bylaws, or any contract or agreement to which the Buyer is a party or bound. The shares of Buyer Preferred Stock to be issued in the Merger, when issued in accordance with the provisions of this Agreement, will have the rights and preferences and privileges and restrictions set forth in EXHIBIT B hereto and will have the same rights and preferences and restrictions, including but not limited to pari passu registration rights and warrant coverage, lock-up and sale restrictions, as the most favorably treated securities issued by Buyer to purchasers of Buyer Preferred Stock in equity financing transactions between the date of this Agreement and the Closing, including any equity financing transactions that close concurrently with the Merger.

                  (j) Chameleon acknowledges on behalf of holders of Outstanding Preferred Shares that Buyer has made available to Chameleon an investor disclosure package consisting of Buyer's annual reports on Form 10-KSB for the fiscal years ended December 31, 2003 and 2004, all quarterly reports on Form 10-QSB and reports on Form 8-K and amendments thereto filed by Buyer with the SEC since December 31, 2003 and up to the date hereof, if any, any proxy materials distributed to Buyer's stockholders since December 31, 2003 and up to the date hereof, in each case excluding any exhibits or attachments thereto (the "BUYER DISCLOSURE PACKAGE"). The documents in the Buyer Disclosure Package (a) conformed, as of the dates of their respective filing with the SEC, in all material respects, to the requirements of the Securities Act and the Exchange Act, and (b) when taken together, do not, as of their respective filing dates, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not misleading. The financial statements of Buyer, including the notes thereto, included in the documents in the Buyer Disclosure Package fairly and accurately represented, in all material respects, the consolidated financial condition of Buyer as of their respective dates and Buyer's consolidated results of operations for the respective periods specified therein are in conformity with GAAP (except as may be indicated in the notes thereto or, in the case of unaudited statements included in quarterly reports on Form 10-QSB, as permitted by Form 10-QSB of the SEC, and subject, in the case of unaudited statements, to normal, immaterial year end audit adjustments). Buyer has filed all reports, schedules, forms, statements and other documents required to be filed by it under the Securities Act and the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof, for the two years preceding the date hereof (or such shorter period as the Company was required by law to file such material) (the foregoing materials, including the exhibits thereto and documents incorporated by reference therein, being collectively referred to herein as the "SEC REPORTS") on a timely basis or has received a valid extension of such time of filing and has filed any such SEC Reports prior to the expiration of any such extension.

                  (k) SARBANES-OXLEY; INTERNAL ACCOUNTING CONTROLS. Buyer is in material compliance with all provisions of the Sarbanes-Oxley Act of 2002 which are applicable to it as of the Closing Date. Buyer and the Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management's general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management's general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Buyer has established disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for Buyer and designed such disclosure controls and procedures to ensure that material information relating to Buyer, including its Subsidiaries, is made known to the certifying officers by others within those entities, particularly during the period in which Buyer's most recently filed periodic report under the Exchange Act, as the case may be, is being prepared. Buyer's certifying officers have evaluated the effectiveness of Buyer's disclosure controls and procedures as of the date prior to the filing date of the most recently filed periodic report under the Exchange Act (such date, the "EVALUATION DATE"). Buyer presented in its most recently filed periodic report under the Exchange Act the conclusions of the certifying officers about the effectiveness of the disclosure controls and procedures based on their evaluations as of the Evaluation Date. Since the Evaluation Date, there have been no significant changes in Buyer's internal controls (as such term is defined in Item 307(b) of Regulation S-K under the Exchange Act) or, to Buyer's Knowledge, in other factors that could significantly affect Buyer's internal controls.

                  (l) LISTING AND MAINTENANCE REQUIREMENTS. Buyer's Common Stock is registered pursuant to Section 12(g) of the Exchange Act, and Buyer has taken no action designed to, or which to its knowledge is likely to have the effect of, terminating the registration of the Common Stock under the Exchange Act nor has Buyer received any notification that the Commission is contemplating terminating such registration. Buyer has not, in the 12 months preceding the date hereof, received notice from any Trading Market on which the Common Stock is or has been listed or quoted to the effect that the Company is not in compliance with the listing or maintenance requirements of such Trading Market. "TRADING MARKET" means the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the American Stock Exchange, the New York Stock Exchange, the Nasdaq National Market or the Nasdaq SmallCap Market.

                  (m) COMPLIANCE. Neither Buyer nor any Subsidiary (i) is in default under or in violation of (and no event has occurred that has not been waived that, with notice or lapse of time or both, would result in a default by Buyer or any Subsidiary under), nor has Buyer or any Subsidiary received notice of a claim that it is in default under or that it is in violation of, any indenture, loan or credit agreement or any other agreement or instrument to which it is a party or by which it or any of its properties is bound (whether or not such default or violation has been waived), (ii) is in violation of any order of any court, arbitrator or governmental body, or (iii) is or has been in violation of any statute, rule or regulation of any governmental authority, including without limitation all foreign, federal, state and local laws applicable to its business except in each case of clause (i), (ii) and (iii) as could not have a Material Adverse Effect.

                  (n) LITIGATION. Except as disclosed in the Buyer Disclosure Schedule, (a) there is no action, suit, proceeding, hearing, or investigation ("ACTION") of, in, or before any court or quasi judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator or mediator, nor, to the knowledge of Buyer, has any such Action been overtly threatened, and (b) there is no judgment, decree, injunction, rule or order of any court or quasi judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator or mediator outstanding against Buyer, except where such Action (if determined adversely to Buyer) or such judgment, decree, injunction, rule or order would not have a Material Adverse Effect on Buyer or on Buyer's or Transitory Subsidiary's ability to consummate the Merger or to perform their respective obligations under this Agreement or the Investor Rights Agreement. Except as set forth under the heading "Legal Proceedings" in the Company's most recently filed 10-KSB or 10-QSB, neither the Company nor any Subsidiary, nor any director or officer thereof, is or has been the subject of any Action involving a claim of violation of or liability under federal or state securities laws or a claim of breach of fiduciary duty, and there has not been, and to the knowledge of the Company, there is not pending or contemplated, any investigation by the Commission involving the Company or any current or former director or officer of the Company. The Commission has not issued any stop order or other order suspending the effectiveness of any registration statement filed by the Company or any Subsidiary under the Exchange Act or the Securities Act.

                  (o) INTELLECTUAL PROPERTY.

                           (i) To the Knowledge of Buyer, Buyer owns or
possesses sufficient Intellectual Property Rights to use pursuant to license, sublicense, agreement, or permission all Intellectual Property necessary for its business as presently conducted. Each item of Intellectual Property owned or used by Buyer immediately prior to the Closing hereunder will be owned or available for use by the Buyer on identical terms and conditions immediately subsequent to the Closing hereunder. Buyer has taken commercially reasonable actions to maintain and protect each item of Intellectual Property that it owns or uses.

                           (ii) To the Knowledge of Buyer, Buyer has not
interfered with, infringed upon, misappropriated, or violated any material Intellectual Property Rights of third parties in any material respect. None of the directors and officers of Buyer has ever received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that Buyer must license or refrain from using any Intellectual Property Rights of any third party). To the Knowledge of Buyer, no third party has interfered with, infringed upon, misappropriated, or violated any material Intellectual Property Rights of Buyer in any material respect.

                  (p) NO MATERIAL ADVERSE EFFECT. Since the date of the latest audited financial statements included within the SEC Reports, except as specifically disclosed in the SEC Reports, (i) there has been no event, occurrence or development that has had or that could reasonably be expected to result in a Material Adverse Effect with respect to Buyer, (ii) Buyer has not incurred any liabilities (contingent or otherwise) other than (A) trade payables and accrued expenses incurred in the ordinary course of business consistent with past practice and (B) liabilities not required to be reflected in Buyer's financial statements pursuant to GAAP or required to be disclosed in filings made with the Commission, (iii) Buyer has not altered its method of accounting,
(iv) Buyer has not declared or made any dividend or distribution of cash or other property to its stockholders or purchased, redeemed or made any agreements to purchase or redeem any shares of its capital stock and (v) Buyer has not issued any equity securities to any officer, director or Affiliate, except pursuant to existing Buyer stock option plans. Buyer does not have pending before the Commission any request for confidential treatment of information.

                  (q) NO MATERIAL ADVERSE CHANGE. Since December 31, 2004, there has been no Material Adverse Change to Buyer.

         5. PRE CLOSING COVENANTS. The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing.

                  (a) GENERAL. Each of the Parties will use his or its reasonable best efforts to take all action and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in ss.6 below).

                  (b) REGULATORY MATTERS AND APPROVALS. Each of the Parties will give any notices to, make any filings with, and use its reasonable best efforts to obtain any authorizations, consents, and approvals of governments and governmental agencies in connection with the matters referred to in 3(c) and 4(d) above. As promptly as practicable after the execution of this Agreement, Chameleon shall submit this Agreement and the transactions contemplated hereby to its stockholders for approval and adoption as provided by Delaware Law and Chameleon's Certificate of Incorporation and Bylaws.

                  (c) OPERATION OF BUSINESS. Chameleon will not engage in any practice, take any action, or enter into any transaction outside the Ordinary Course of Business. Without limiting the generality of the foregoing, Chameleon will not (i) declare, set aside, or pay any dividend or make any distribution with respect to its capital stock or redeem, purchase, or otherwise acquire any of its capital stock, or issue any capital stock except in connection with the exercise of options or warrants outstanding as of the date of this Agreement or pursuant to Chameleon repurchase rights arising upon termination of an individual's status as an employee, director or consultant, or (ii) otherwise engage in any practice, take any action, or enter into any transaction of the sort described in ss.3(h) above, other than ss.3(h)(iii), ss.3(h)(x), ss.3(h)(xii) or ss.3(h)(xvi).

                  (d) PRESERVATION OF BUSINESS. Chameleon will keep its business and properties substantially intact, including its present operations, physical facilities, working conditions, and relationships with lessors, licensors, suppliers, customers, and employees.

                  (e) ACCESS. Chameleon will permit representatives of the Buyer to have reasonable access at all reasonable times, and in a manner so as not to interfere with the normal business operations of Chameleon, to all premises, properties, personnel, books, records (including tax records), contracts, and documents of or pertaining to Chameleon. The Buyer will treat and hold as such any Confidential Information it receives from Chameleon in the course of the reviews contemplated by this ss.5(e), will not use any of the Confidential Information except in connection with this Agreement, and, if this Agreement is terminated for any reason whatsoever, will return to Chameleon all tangible embodiments (and all copies) of the Confidential Information which are in its possession. The Parties acknowledge that the Non-disclosure agreement dated November 30, 2004 among the parties is still in effect.

                  (f) NOTICE OF DEVELOPMENTS. Each Party will give prompt written notice to the others of any material adverse development causing a breach of any of his or its own representations and warranties in ss.3 and ss.4 above. No disclosure by any Party pursuant to this ss.5(f), however, shall be deemed to amend or supplement the Disclosure Schedule or the Buyer Disclosure Schedule or to prevent or cure any misrepresentation, breach of warranty, or breach of covenant.

                  (g) INDEMNIFICATION OF DIRECTORS AND OFFICERS. If the Merger is consummated, then until the sixth anniversary of the Effective Time, Buyer will cause the Surviving Corporation to fulfill and honor in all respects the obligations of Chameleon to its directors and officers as of immediately prior to the Effective Time (the "TARGET INDEMNIFIED PARTIES") pursuant to any indemnification agreements or any indemnification provisions under Chameleon's Certificate of Incorporation or Bylaws as in effect on the date of this Agreement (the "TARGET INDEMNIFICATION PROVISIONS"). In connection therewith Buyer shall advance expenses to the Target Indemnified Parties as incurred to the fullest extent provided for under the Target Indemnification Provisions, provided the person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification. Any claims for indemnification made under this ss.5(g) on or prior to the sixth anniversary of the Effective Time of the Merger shall survive such anniversary until the final resolution thereof.

                  (h) DIRECTORS AND OFFICERS INSURANCE. For a period of six (6) years after the Effective Time, Buyer shall cause the Surviving Corporation to maintain in effect the existing directors' and officers' liability insurance policy placed and administered through the Company's current insurance broker (a copy of which has been made available to the Buyer) covering the Target Indemnified Parties with coverage in amount and scope at least as favorable to such persons as the Company's existing coverage.

                  (i) EXCLUSIVITY. Chameleon will not (i) solicit, initiate, or encourage the submission of any proposal or offer from any Person relating to the acquisition of any capital stock or other voting securities, or any substantial portion of the assets, of Chameleon (including any acquisition structured as a merger, consolidation, or share exchange) or (ii) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person to do or seek any of the foregoing. Notwithstanding the foregoing, Chameleon may to the extent required by the fiduciary obligations of the Board of Directors of the Company or any committee thereof, as determined in good faith by the Board of Directors of the Company or any such committee, after consultation with its outside counsel, in response to a bona fide, unsolicited Acquisition Proposal made or received after the date of this Agreement (including, without limitation, an Acquisition Proposal received from a person with whom the Company had discussions or to whom the Company furnished information prior to the date hereof) that the Board of Directors of the Company or any committee determines in good faith after consultation with its outside counsel and its financial advisors is a Superior Proposal (as defined below), in each case that did not follow a breach by the Company of this ss.5(i), (x) furnish information with respect to Chameleon to the person and its representatives making such Acquisition Proposal pursuant to a customary confidentiality agreement, (y) participate in discussions or negotiations with such person and its representatives regarding any Acquisition Proposal, and (z) terminate this Agreement pursuant to, and subject to the provisions of, ss.5(i).

                  (j) INCENTIVE PLAN PAYMENTS. Pursuant to the terms of the Chameleon Management Incentive Plan dated December 22, 2004, the Chameleon Management Incentive Award Agreement dated December 23, 2004, as amended January 27, 2005, the Chameleon Key Employee Incentive Plan dated December 22, 2004, the several Chameleon Key Employee Incentive Agreements dated December 23, 2004 and subsequent discussions between Buyer and Chameleon, upon the Closing, Buyer agrees to make the following payments: (i) $80,000 in cash and $60,000 in Buyer Preferred Stock (which stock will be subtracted from the Aggregate Stock Consideration Amount) to Dale Quick and (ii) $55,000 in cash to certain individuals who, prior to the Closing, were employees of Chameleon.

                  (k) EMPLOYMENT MATTERS. As of and following the Closing Date, Buyer will permit employees of Chameleon and each of its subsidiaries who continue employment with Buyer or any of its subsidiaries following the Closing Date ("CONTINUING EMPLOYEES"), and, as applicable, their eligible dependents, to participate in employee welfare benefit plans, programs or policies (including, without limitation, any vacation, sick, personal time off plans or programs) of Buyer and any plan of Buyer intended to qualify within the meaning of Section 401(a) of the Code on terms no less favorable than those provided to similarly situated employees of Buyer or its subsidiaries; provided further that (i) each such Continuing Employee will receive credit for purposes of eligibility to participate and vesting under such for years of service with Chameleon (or any of its subsidiaries) prior to the Closing Date, and (ii) Buyer will cause any and all pre-existing condition limitations, eligibility waiting periods and evidence of insurability requirements under any group health plans of Buyer in which such employees and their eligible dependents will participate to be waived and will provide credit for any co-payments and deductibles prior to the Closing Date for purposes of satisfying any applicable deductible out-of-pocket or similar requirements under any such plans that may apply after the Closing Date.

                  (l) Buyer and Chameleon shall take all actions reasonably necessary to cause the issuance of Buyer Preferred Stock and Buyer Notes in connection with the Merger to qualify for a valid exemption from the registration requirements of the Securities Act as a valid private placement under Rule 506 of Regulation D under the Securities Act.

                  (m) Chameleon shall deliver to Buyer and the Paying Agent a spreadsheet (the "SPREADSHEET") substantially in the form attached hereto as EXHIBIT G, which spreadsheet shall be certified as complete and correct by the President of Chameleon as of the Closing and which shall include, among other things, as of the Closing, all holders of Chameleon capital stock and Chameleon Notes, the number of shares of Chameleon capital stock and principal and accrued interest under Chameleon Notes held by such persons (including the respective certificate numbers), the Merger Consideration to be paid to each holder of Outstanding Preferred Stock and the amount of consideration to be paid to the holders of Chameleon Notes. The Company shall deliver the Spreadsheet three Business Days prior to the Closing Date.

                  (n) Chameleon has engaged an accounting firm, Peterson Sullivan PLLC, which firm is acceptable to Buyer's auditors, to prepare the following financial statements and deliver them to Buyer within thirty (30) days following the Closing Date: audited balance sheets and statements of income, changes in stockholders' equity and cash flow as of and for the fiscal years ended December 31, 2003 and 2004.

                  (o) WARRANT COVERAGE. At the Closing, Buyer will issue to each holder of Outstanding Preferred Share(s) and/or Chameleon Note(s), a warrant in substantially the form attached hereto as EXHIBIT H, to purchase a number of shares of common stock of Buyer equal to the product of (i) forty thousand percent (40,000%) of the number of shares of Buyer Preferred Stock that each such holder is entitled to receive pursuant to Section 2 hereof times (ii) 1.125.

         6. CONDITIONS TO OBLIGATION TO CLOSE.

                  (a) CONDITIONS TO BUYER'S AND TRANSITORY SUBSIDIARY'S OBLIGATION. The obligation of each of Buyer and Transitory Subsidiary to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

                           (i) this Agreement and the Merger shall have received
the requisite approval of Chameleon's stockholders (on an as-converted basis);

                           (ii) Chameleon shall have procured all of the
third-party consents specified in 5(b) above or required under any of its material contracts;

                           (iii) the representations and warranties set forth in
ss. 3 above shall be true and correct at and as of the Closing Date, except (i) to the extent such representations and warranties are made as of a particular date, in which case such representations and warranties shall be true and correct as of such date, (ii) for changes contemplated by this Agreement, or
(iii) where the failure to be true and correct when taken as a whole has not had a Material Adverse Effect on Chameleon;

                           (iv) Chameleon shall have performed and complied with
all of its covenants hereunder in all material respects through the Closing, except to the extent that such covenants are qualified by the term material, or contain terms such as Material Adverse Effect or Material Adverse Change, in which case Chameleon shall have performed and complied with all of such covenants (as so written, including the term material or Material Adverse Effect or Material Adverse Change) in all respects through the Closing;

                           (v) there shall not be any judgment, order, decree,
stipulation, injunction, or charge in effect that would (A) prevent consummation of any of the transactions contemplated by this Agreement, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, or (C) adversely affect the right of Surviving Corporation to own the former assets or to operate the former business of Chameleon;

                           (vi) Chameleon shall have delivered to Buyer a
certificate to the effect that each of the conditions specified above in 6(a)(i)-(v) is satisfied in all respects;

                           (vii) the Parties shall have received all
authorizations, consents, and approvals of governments and governmental agencies referred to in 3(c) and 4(d) above;

                           (viii) Each individual receiving Buyer Preferred
Stock in connection with the Merger and pursuant to the terms of this Agreement shall have completed and delivered to Buyer a form of the Stockholder Representation Statement and Transfer Restriction Agreement, in substantially the form attached hereto as EXHIBIT E;

                           (ix) Each holder of Preferred Shares and Chameleon

Notes shall have executed and delivered to Buyer a form of Release Agreement, attached hereto as EXHIBIT D;

                           (x) Buyer shall have received from counsel to
Chameleon an opinion in substance as set forth in EXHIBIT I attached hereto, subject to customary form, qualifications and assumptions, addressed to Buyer, and dated as of the Closing Date;

                           (xi) Chameleon has engaged an accounting firm,
Peterson Sullivan PLLC, which firm is acceptable to Buyer's auditors, to prepare the following financial statements and deliver them to Buyer within thirty (30) days following the Closing Date: audited balance sheets and statements of income, changes in stockholders' equity and cash flow as of and for the fiscal years ended December 31, 2003 and 2004.

Buyer may waive any condition specified in this 6(a) if it executes a writing so stating at or prior to the Closing.

                  (b) CONDITIONS TO CHAMELEON'S OBLIGATION. The obligation of Chameleon to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

                           (i) Buyer shall have procured all of the third-party
consents specified in 5(b) above or required under any of its material contracts;

                           (ii) the representations and warranties set forth in
ss.4 above shall be true and correct in all material respects at and as of the Closing Date, except (i) to the extent such representations and warranties are made as of a particular date, in which case such representations and warranties shall be true and correct as of such date, (ii) for changes contemplated by this Agreement, or (iii) where the failure to be true and correct when taken as a whole has not had a Material Adverse Effect on Buyer;

                           (iii) Buyer shall have performed and complied with
all of its covenants hereunder in all material respects through the Closing, except to the extent that such covenants are qualified by the term material, or contain terms such as Material Adverse Effect or Material Adverse Change, in which case Buyer shall have performed and complied with all of such covenants (as so written, including the term material or Material Adverse Effect or Material Adverse Change) in all respects through the Closing;

                           (iv) no action, suit, or proceeding shall be pending
or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement,
(B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, (C) adversely affect the right of Surviving Corporation to own the former assets, to operate the former business of Chameleon, or (D) there shall not be any judgment, order, decree, stipulation, injunction, or charge in effect preventing consummation of any of the transactions contemplated by this Agreement;

                           (v) Buyer shall have delivered to Chameleon a
certificate to the effect that each of the conditions specified above in 6(b)(i)-(iv) is satisfied in all respects;

                           (vi) this Agreement and the Merger shall have
received the Requisite Target Stockholder Approval;

                           (vii) the Parties shall have received all
authorizations, consents, and approvals of governments and governmental agencies referred to in 3(d) and 4(d) above;

                           (viii) Chameleon shall have received from counsel to
Buyer an opinion in form and substance as set forth in EXHIBIT J attached hereto, subject to customary form, qualifications and assumptions, addressed to Chameleon, and dated as of the Closing Date;

                           (ix) Buyer shall have executed and delivered to
Chameleon and each holder of Outstanding Preferred Stock and Chameleon Notes an Investor Rights Agreement in the form attached hereto as EXHIBIT C;

                           (x) all actions to be taken by Buyer in connection
with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be satisfactory in form and substance to Chameleon;

                           (xi) Buyer shall have paid all legal fees of Wilson
Sonsini Goodrich & Rosati, Professional Corporation, counsel to Chameleon, incurred in connection with the Merger and all transactions contemplated hereby;

                           (xii) Buyer shall have paid all legal fees of one
counsel to Toucan Capital Fund II, L.P. and NextPoint Partners L.P. and their Affiliates incurred in connection with the Merger and all transactions contemplated hereby, not to exceed $10,000.

                           (xiii) Buyer shall have paid all fees of Peterson
Sullivan PLLC, auditors of Chameleon, incurred in connection with the Merger and all transactions contemplated hereby, incurred as of the date hereof;

                           (xiv) Buyer, Midsummer and certain other parties
(together with Midsummer, the "DEBENTURE INVESTORS") shall have consummated the purchase by the Debenture Investors of $7,000,000 of debentures from Buyer.

Chameleon may waive any condition specified in this 6(b) if it executes a writing so stating at or prior to the Closing.

         7. TAX MATTERS. Each of the Parties agrees not to take any action (or fail to take any action), either prior to or following the Closing, that would reasonably be expected to cause the Merger to fail to qualify as a "reorganization" within the meaning of Section 368(a) of the Code and the regulations thereunder. None of the Parties shall take any position on any federal, state or local income or franchise tax return, or take any other tax reporting position, that is inconsistent with the treatment of the Merger as a "reorganization" within the meaning of Section 368(a) of the Code.

         8. TERMINATION.

                  (a) TERMINATION OF AGREEMENT. Either of the Parties may terminate this Agreement with the prior authorization of its board of directors (whether before or after stockholder approval) as provided below:

                           (i) the Parties may terminate this Agreement by
mutual written consent at any time prior to the Effective Time;

                           (ii) Buyer may terminate this Agreement by giving
written notice to Chameleon at any time prior to the Effective Time (A) in the event Chameleon has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, Buyer has notified Chameleon of the breach, and the breach has continued without cure for a period of 15 business days after the notice of breach or (B) if the Closing shall not have occurred on or before June 30, 2005, by reason of the failure of any condition precedent under 6(a) hereof (unless the failure results primarily from Buyer breaching any representation, warranty, or covenant contained in this Agreement);

                           (iii) Chameleon may terminate this Agreement by
giving written notice to Buyer at any time prior to the Effective Time (A) in the event Buyer has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, Chameleon has notified Buyer of the breach, and the breach has continued without cure for a period of 15 business days after the notice of breach, (B) if the Closing shall not have occurred on or before June 30, 2005, by reason of the failure of any condition precedent under ss.6(b) hereof (unless the failure results primarily from Chameleon breaching any representation, warranty, or covenant contained in this Agreement) or (C) in order to enter into a letter of intent or definitive acquisition agreement providing for a Superior Proposal promptly following the termination of this Agreement, if the Board of Directors of the Company (or any committee thereof) in response to such Superior

Proposal that did not follow a breach of ss.5(h) determines in good faith after consultation with its outside counsel, that its fiduciary obligations require it to terminate this Agreement;

                           (iv) Chameleon may terminate this Agreement by giving
written notice to Buyer in the event that this Agreement and the Merger fail to receive the Requisite Target Stockholder Approval within 15 business days of circulation of the Proxy Materials.

                  (b) EFFECT OF TERMINATION. If any Party terminates this Agreement pursuant to 7(a) above, all rights and obligations of the Parties hereunder shall terminate without any liability of any Party to any other Party (except for any liability of any Party then in breach); provided, however, that the confidentiality provisions contained in 5(e) above shall survive any such termination. If the Parties terminate this Agreement pursuant to ss.7(a)(i) above, all rights and obligations of the Parties hereunder shall terminate without any liability of any Party to any other Party (except for any liability of any Party then in breach). The provisions contained in ss.5(e), ss.7 and ss.9 shall survive termination in any event.

         9. NON-SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All of the representations and warranties of Chameleon contained in ss.3 above shall terminate upon the Closing hereunder. All of the representations and warranties of the Buyer and Transitory Subsidiary contained in ss.4 above shall terminate upon the Closing.

         10. MISCELLANEOUS.

                  (a) PRESS RELEASES AND PUBLIC ANNOUNCEMENTS. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement prior to the Closing without the prior written approval of the Buyer and Chameleon; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly traded securities (in which case the disclosing Party will use its reasonable best efforts to advise the other Parties prior to making the disclosure).

                  (b) NO THIRD-PARTY BENEFICIARIES. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns; provided, however, that (a) the provisions of ss. 4 (including with respect to any breach of any representation or warranty contained in such ss.4 and ss.5(j)) are intended for the benefit of Chameleon, (b) the provisions of ss.5(g) and ss.5(h) are intended for the benefit of the Target Indemnified Parties and (c) the provisions of ss.5(i) are intended for the benefit of the Key Employees.

                  (c) ENTIRE AGREEMENT. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they related in any way to the subject matter hereof. Specifically, but not exclusively, the Letter of Intent (the "LOI") dated January 24, 2005 among the Parties shall be terminated as of the date hereof, and any fees incurred pursuant to the LOI are hereby waived.

                  (d) SUCCESSION AND ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of his or its rights, interests, or obligations hereunder without the prior written approval of the Buyer and Chameleon; provided, however, that the Buyer may (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates and (ii) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases the Buyer nonetheless shall remain responsible for the performance of all of its obligations hereunder).

                  (e) COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

                  (f) HEADINGS. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

                  (g) NOTICES. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then two business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

                           IF TO CHAMELEON:

                           Chameleon Communication Technology, Inc.
                           200 West Mercer Street
                           Suite 403
                           Seattle, WA 98119
                           Attention: Dale Quick

                           COPY TO:

                           Wilson Sonsini Goodrich & Rosati
                           701 Fifth Avenue, Suite 5100
                           Seattle, WA 98104-7036
                           Attention:  Craig Sherman, Esq.
                                       Christian Montegut, Esq.

                           IF TO THE BUYER:

                           Secured Services, Inc.
                           110 William St., 14th Floor
                           New York, NY 10038
                           Attention: President

                           COPY TO:

                           Cohen Mohr LLP 1
                           420 Beverly Road, Suite 380
                           McLean, VA 22101
                           Attention: Daniel H. DuVal, Esq.

Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

                  (h) GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

                  (i) AMENDMENTS AND WAIVERS. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Buyer and Chameleon. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

                  (j) SEVERABILITY. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.


                  (k) EXPENSES. Buyer will agree to assume reasonable and customary expenses incurred by Chameleon (including legal fees, audit fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.


                  (l) CONSTRUCTION. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation.

                  (m) INCORPORATION OF EXHIBITS, ANNEXES, AND SCHEDULES. The Exhibits, Annexes, and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

                  (n) Resolution of Disputes.

                           (i) Any dispute, claim or controversy (a "DISPUTE")
between Buyer or its affiliates on one hand and Chameleon or any of its affiliates or shareholders, on the other hand, arising under or relating to this Agreement or the Ancillary Agreements the parties shall attempt in good faith to resolve the Dispute and, if such Dispute is not resolved within twenty (20) business says after the initiation of such attempts, either Buyer or Chameleon may demand arbitration of the Dispute unless the amount of the damage or loss is at issue in pending litigation with a third party, in which event arbitration shall not be commenced until such amount is ascertained or both parties agree to arbitration; and in either such event the Dispute shall be settled by arbitration conducted by three arbitrators. Buyer and Chameleon shall each select one arbitrator, and the two arbitrators so selected shall select a third arbitrator. The arbitrators shall set a limited time period and establish procedures designed to reduce the cost and time for discovery while allowing the parties an opportunity, adequate in the sole judgment of the arbitrators, to discover relevant information from the opposing parties about the subject matter of the Dispute. The arbitrators shall rule upon motions to compel or limit discovery and shall have the authority to impose sanctions, including attorneys' fees and costs, to the extent as a court of competent law or equity, should the arbitrators determine that discovery was sought without substantial justification or that discovery was refused or objected to without substantial justification. The decision of a majority of the three arbitrators as to the validity and amount of any claim shall be binding and conclusive upon the parties to this Agreement. Such decision shall be written and shall be supported by written findings of fact and conclusions which shall set forth the award, judgment, decree or order awarded by the arbitrators.

                           (ii) Judgment upon any award rendered by the
arbitrators may be entered in any court having jurisdiction. Any such arbitration shall be held in New York, New York under the rules then in effect of the American Arbitration Association.


                  (o) SPECIFIC PERFORMANCE. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

         IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.




--------------------------------------------------------------------------------

SECURED SERVICES, INC.                CHAMELEON COMMUNICATIONS
                                      TECHNOLOGY, INC.
By: __________________________
                                      By: __________________________
Name:
                                      Name:
Title:
                                      Title:
--------------------------------------------------------------------------------

SECURED MOBILE, INC.

By: __________________________

Name:

Title:
--------------------------------------------------------------------------------

                                    EXHIBITS



Exhibit A: Form of Buyer Note

Exhibit B: Preferred Term Sheet

Exhibit C: Form of Investor Rights Agreement

Exhibit D: Form of Release Agreement

Exhibit E: Form of Stockholder Representation Statement and Transfer Restriction
           Agreement

Exhibit F: Certificate of Merger

Exhibit G: Form of Spreadsheet

Exhibit H: Form of Buyer Warrant

Exhibit I: Form of Legal Opinion Issued by Legal Counsel of Chameleon to Buyer

Exhibit J: Form of Legal Opinion Issued by Legal Counsel of Buyer to Chameleon

                                    EXHIBIT A

                               Form of Buyer Note

                                    EXHIBIT B

                              Preferred Term Sheet

                                    EXHIBIT C

                        Form of Investor Rights Agreement

                                    EXHIBIT D

                            Form of Release Agreement

                                    EXHIBIT E

 Form of Stockholder Representation Statement and Transfer Restriction Agreement

                                    EXHIBIT F

                              Certificate of Merger

                                    EXHIBIT G

                               Form of Spreadsheet

                                    EXHIBIT H

                              Form of Buyer Warrant

                                    EXHIBIT I

       Form of Legal Opinion Issued by Legal Counsel of Chameleon to Buyer

                                    EXHIBIT J

       Form of Legal Opinion Issued by Legal Counsel of Buyer to Chameleon



                                      -49-